Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-114010 and 333-115254) pertaining to the 2004 Equity Plan, the 2004 Employee Stock Purchase Plan, the 1997 Management Equity Plan and the 2003 Non-Employee Directors Stock Plan of Kinetic Concepts, Inc. of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Kinetic Concepts, Inc. and subsidiaries, Kinetic Concepts, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kinetic Concepts, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP
   ERNST & YOUNG LLP

San Antonio, Texas
February 22, 2008